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Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
Regal Entertainment Group:

We consent to the use of our report dated February 8, 2002, with respect to the consolidated statements of operations and cash flows of United Artists Theatre Company ("Reorganized Company") for the forty-four weeks ended January 3, 2002 ("Reorganized Period") and of United Artists Theatre Company ("Predecessor Company") for the nine weeks ended March 1, 2001 and for the year ended December 28, 2000 ("Predecessor Periods"), incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report contains an explanatory paragraph that states that effective March 1, 2001, United Artists Theatre Company emerged from protection under Chapter 11 of the U.S. Bankruptcy Code pursuant to a reorganization plan, which was confirmed by the Bankruptcy Court on January 22, 2001. In accordance with the AICPA Statement of Position 90-7, the Reorganized Company adopted fresh start reporting whereby its assets, liabilities and new capital structure were adjusted to reflect estimated fair values as of March 1, 2001. As a result, the consolidated financial statements for the periods subsequent to March 1, 2001 reflect the Reorganized Company's new basis of accounting and are not comparable to the Predecessor Company's pre-reorganization consolidated financial statements.

/s/ KPMG LLP

Denver, Colorado

December 9, 2003

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  Exhibit 23.2